Exhibit 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY ANNOUNCES APPOINTMENT
OF NEW EXECUTIVE OFFICERS
DURANGO, Colorado (May 8, 2008)—Rocky Mountain Chocolate Factory, Inc. (Nasdaq/GM “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today announced the appointment of two new officers to its management team.
Donna Coupe has been hired as Vice President of Franchise Support at the Company. The appointment is effective June 1, 2008.
Ms. Coupe has over 16 years prior experience with Rocky Mountain Chocolate Factory, during which time she served as retail store manager, field consultant and Director of Franchisee Support. “Donna has been a tremendous asset to the Company in the past and is well respected within the franchisee system,” said Frank Crail, President and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “It’s great to have her rejoin the Company and its executive team as we prepare to take franchise support to the next level.”
The Company also announced the promotion of Jeremy Kinney to the position of Vice President of Finance. The promotion is effective immediately. Mr. Kinney has approximately nine years of experience with Rocky Mountain Chocolate Factory and has held a variety of operational and financial positions, including Director of Retail Operations and Operations Analysis, and Corporate Controller. “I am pleased to welcome Jeremy to the executive management team and to recognize his extensive contributions to the Company in the past,” stated Bryan J. Merryman, the Company’s Chief Operating Officer and Chief Financial Officer. “Jeremy has served the Company in almost every aspect of our business and this promotion is well-deserved.”
About Rocky Mountain Chocolate Factory, Inc.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchisor of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
For Further Information, Contact Bryan J. Merryman, COO/CFO at (970) 259-0554